EXHIBIT 10.3

CERTAIN PERSONALLY IDENTIFIABLE INFORMATION CONTAINED

IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED.

Employment Contract

Party A: Platinum International Biotechnology (Beijing) Co., Ltd.

Legal Representative: Jun Wang

Business Address: Room 108, Building 6, No. 31 Xishiku Street, Xicheng District, Beijing

Party B: Lina Liu

ID Card No.: [**********************]	Tel: [**********************]

Address: [**********************]

In accordance with the Labor Contract Law of the People's Republic of China and other relevant laws and regulations, the parties enter into this contract on the basis of equality, voluntariness, fairness, impartiality, consensus, honesty and good faith.

I. Term of Employment Contract

Article 1:The term of this contract is from October 10, 2021 to October 9, 2023.

II. Scope of Work and Place of Work

Article 2:Party B agrees to serve as Chief Financial Officer based on the work needs of Party A. Based on work needs and operation status, Party A can change Party B's position and type of work through consultation with Party B.

Position of Party B: fully responsible for managing the financial and accounting work of Party A. Examine, approve and supervising the financial plans and capital conditions of Party A. Handle the financing and related capital flows of Party A. Review the statements of Party A and give guidance. Review Party A's significant operational, investment and financing plans and contracts as well as the asset and debt restructuring plans of Party A. Provide financial analysis and participate in final decision-making and implementation of Party A's significant business plans and investment projects. Inspect the legality, authenticity and validity of the financial and accounting activities and relevant business activities of Party A in accordance with laws.

The specific standards of assessment for Party B's position shall be implemented according to overall plan of Party A.

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Party B agrees to work in Beijing, which is arranged by Party A. Party B agrees to change his/her workplace in accordance with work needs of Party A. If Party A's operation office is relocated, Party B agrees to change his/her workplace accordingly.

Article 3: Party B shall complete the required quantity of work and reach the required quality standard as per the lawful requirements of Party A.

III. Employment Protection and Working Conditions

Article 4:Party A arranges Party B to implement the fixed working hour system.

Party A arranges Party B to work 8 hours a day, and 40 hours a week on average. Party A shall ensure Party B has at least one off day each week. If Party A needs to extend Party B's working hours, the extension of working hours should not exceed 3 hours a day, and should not exceed 36 hours a month under the condition that Party B is healthy. Specific working hours shall be arranged by Party A according to its operation need, and Party B shall obey.

Article 5: If Party A arranges Party B to work overtime, Party B agrees that Party A can arrange Party B to take the same amount of time off, otherwise, Party A will pay overtime wages according to law. If Party B needs to work overtime, Party B shall apply to Party A for approval first, otherwise he will not be deemed as overtime work.

IV. Compensation

Article 6: Party A will determine the compensation standard of Party B based on the principle of distribution according to work, and based on actual conditions of Party A and the position of Party B.

1.

The compensation standard shall be determined according to the salary administration rules formulated by Party A in accordance with law, but the wage paid by Party A to Party B shall not be lower than the minimum wage standard announced by the local government for the year.

2.	Party A has the right to adjust the wage standard of Party B according to the change of Party B's position and company's salary administration rules formulated in accordance with law.

3.	The composition of compensation shall be composed of basic wages and performance-based wages.

4.

Party A will pay the full compensation to Party B in the form of currency on around 10th of every month according to the monthly compensation standard regulated by Party A. If such day falls on holiday, the compensation will be paid one day in advance or postponed to the end of the holiday.

5.	Monthly Basic Salary RMB10,000

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V. Insurance and Benefits

Article 7: The parties shall pay social insurance premium and accumulated housing fund according to relevant national and local (Beijing) regulations. Party A shall complete the relevant procedures for social insurance premium and accumulated housing fund for Party B and take corresponding social insurance premium obligations.

Article 8: If Party B suffers from the disease or work-related injury, Party B's wages and medical insurance treatment shall be determined according to the national and local regulations.

Article 9: Party A shall provide Party B with the following insurance and benefits:

Medical insurance, endowment insurance, maternity insurance, work-related injury insurance, unemployment insurance and public accumulation fund

VI. Labor Discipline

Article 10: Party B shall abide by the administrative rules and regulations formulated by Party A, protect Party A's property, observe professional ethics, actively participate in the trainings organized by Party A to improve his/her ideological consciousness and professional skills, and fulfill his/her own job on schedule and quantity. Party B shall keep all trade secrets, intellectual property rights, company secrets and any other matters of Party A which should not be made public, otherwise, Party B shall bear the responsibility of compensation.

Article 11: Party B promises that he/she is not employed by any other employer at the time of signing this contract, otherwise, Party B shall be solely responsible for any loss caused to other employer and Party A has nothing to do with. Provided that Party B violates labor discipline, Party A has the right to give him/her disciplinary punishment or administrative fine, till the termination of this contract.

VII. Amendment, Rescission, Termination and Renewal of Employment Contract

Article 12: In case of any change in the laws, administrative regulations and rules, pursuant to which this contract is customized, the related contents of this contract should be amended accordingly.

Article 13: A material change in the objective circumstances relied upon at the time of conclusion of the employment contract renders it impossible for the parties to perform and, after consultation, the parties can amend the employment contract.

Article 14: This contract can be terminated based on the mutual agreement of the parties.

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Article 15: If Party B has one of the following behaviors, Party A has the right to immediately terminate this contract:

1.	Party B materially breaches labor discipline or the rules and regulations of Party A;

2.	Party B causes substantial loss to Party A due to his serious dereliction of duty or engagement in graft for personal gain;

3.	Party B is subject to criminal liability in accordance with the law.;

4.

if it is verified that the personal information provided by Party B to Party A is false, including but not limited to: certificate of employment separation, certificate of identity, certificate of permanent residence registration, certificate of academic qualification, certificate of physical examination, previous working experience, family members and major social relations, such behavior shall be deemed as a serious violation of company rules and regulations.

Article 16: Party A shall have the right to terminate this contract in any of the following circumstances by giving a 30-day written notice to Party B:

1.

where Party B is unable to resume his original work nor engage in other work arranged for him by Party A after the expiration of the prescribed medical treatment period for an illness or non-work-related injury;

2.	where the Party B is incompetent and remains incompetent after training or adjustment of his position; or

3.	the parties fail to reach an agreement on amendment of the contract in accordance with Article 12 and 13 hereof.

Article 17: When Party A is carrying out legal reorganization on the edge of bankruptcy or encountering serious operational difficulties, after explaining the situation to all staff and listening to the opinions of staff, Party A may terminate this contract in light of economic considerations.

Article 18: If Party B has any of the following situations, Party A shall not terminate or rescind this contract in accordance with Article 16 and 17 hereof:

1.	has contracted an illness or sustained a non-work-related injury and the prescribed period of medical treatment has not expired;

2.	is a female worker in her pregnancy, confinement or nursing period.

Article 19: Party B shall give Party A a written notice thirty days in advance to terminate this contract.

Article 20: Party B may at any time inform Party A to terminate this contract in any of the following cases:

1.	force Party B to work through the use of violence, coercion or unlawful restriction of personal freedom;

2.	Party A failing to pay Party B his labor remuneration in full and on time as stipulated in the employment contract or failing to provide the corresponding working conditions.

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Article 21: Party A shall conduct, within 15 days, the procedures for the transfer of the employee's social insurance file after the termination or rescission of the contract.

Article 22: Party B shall carry out the procedures for the handover of his work by rules.

Article 23: Upon the expiration of the term of this contract, both parties may renew this employment contract if mutually agreed.

VIII. Economic Compensation and Indemnification

Article 24: Party B shall be paid economic compensation based on the number of years he has worked for Party A at the rate of the Party B's average wage for the 12 months prior to rescind of his employment contract for each full year worked and shall be for not more than 12 months, if one of the following situations occurs:

1.	Party A terminates the contract through unanimous negotiations between the parties;

2.	where Party B is incompetent and remains incompetent after training or adjustment of his position.

Article 25: Party B shall be paid economic compensation based on the number of years he has worked for Party A at the rate of the average wage for the 12 months prior to rescind of his employment contract for each full year, if one of the following situations occurs:

1.	where Party B is unable to resume his original work and is confirmed by the Labor Appraisal Committee nor engage in other work arranged for him by Party A for an illness or non-work-related injury;

2.

a material changes in the objective circumstances relied upon at the time of conclusion of the employment contract renders it impossible for the parties to perform and, after consultation, the parties are unable to reach an agreement on amending the employment contract, Party A may cancel the employment contract;

3.	Party A is carrying out legal reorganization on the verge of bankruptcy or encountering serious difficulties and having to cut down personnel.

Article 26: If Party B rescinds the employment contract by violating the conditions stated in this contract or breaches the stipulation of the contract to keep the business secrets confidential, and causes economic loss to Party A, Party B shall pay compensation based on the extent of loss.

Article 27: If Party B terminates this contract, any personnel trained at Party A's expense shall reimburse Party A for the proportional cost of training and Party A's custom-made work clothes for Party B.

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IX. Employment Disputes

Article 28: If an employment dispute arises in the performance of this contract, the parties involved can apply to Party A for mediation. If the mediation fails and Party B requests for arbitration, he/she should appeal to the Labor Dispute Arbitration Committee for arbitration within sixty days after the dispute arises. Party B may also directly appeal to the Labor Dispute Arbitration Committee for arbitration. If either party disagrees with the arbitration award, it may bring a law suit to the People's Court.

Article 29: Issues not covered by this contract or in the future contradictory to the relevant national or local regulations shall be carried out in accordance with the relevant laws and regulations.

Article 30: This contract is made in duplicate. Party A and Party B shall keep one copy each.

Party A (seal)	Party B (signature): /s/ Lina Liu

Date: October 10, 2021	Date: October 10, 2021

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